Exhibit 99.1

Willdan Group Reports Second Quarter 2014 Financial Results

Reports 31.6% Revenue Increase and 8th Consecutive Quarter of Profitability

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif., August 7, 2014 — Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended June 27, 2014, and provided a business update.

For the second quarter of 2014, Willdan reported total contract revenue of $27.0 million and net income of $1.9 million, or $0.25 per diluted share. For the six months ended June 27, 2014, total contract revenue was $49.7 million and net income was $3.2 million, or $0.43 per diluted share.

“We are reporting our eighth consecutive quarter of profitability with revenue growth from each of our business segments,” said Willdan’s Chief Executive Officer Tom Brisbin. “In the first half of the year, net income increased to $3.2 million, or $0.43 per diluted share, from net income of $1.1 million, or $0.15 per diluted share, for the same period last year.

“Our outlook is for continued profitable growth, supported by our expanded service offering, geographic reach and a better economic environment,” he added. “We are winning new contracts and increasing our services with existing customers based on the quality of our work and program management capabilities. We also see opportunities to grow our business through tuck-in acquisitions and have a strong balance sheet to capitalize on this strategy.”

Second Quarter 2014 Financial Highlights

Total contract revenue for the second quarter of 2014 increased 31.6% to $27.0 million from $20.5 million for the second quarter of 2013. The revenue growth was due primarily to an increase of $5.7 million in contract revenue from the Energy Efficiency Services segment to $13.7 million in the second quarter of 2014, due to an increase in the direct installation of energy efficiency measures from the energy efficiency audits in New York and California. Contract revenue for the Engineering Services segment increased by $0.9 million to $9.5 million as a result of greater demand for building and safety, and construction management services. Contract revenue for the Public Finance Services segment was $2.7 million and was $1.1 million for the Homeland Security Services segment.

Net income for the quarter ended June 27, 2014 increased by $1.2 million, to $1.9 million, or $0.25 per diluted share, from net income of $0.7 million, or $0.09 per diluted share, for the quarter ended June 28, 2013.

Revenue, net of subcontractor costs, for the second quarter of 2014 increased 24% to $21.2 million from $17.1 million for the second quarter of 2013.

Direct costs of contract revenue were $16.3 million for the second quarter of 2014, compared with $11.4 million for the second quarter of 2013.  The $4.9 million increase resulted primarily from increased demand for the energy efficiency, sustainability and renewable energy services of Willdan Energy Solutions, which generally utilizes a higher percentage of subconsultants than Willdan’s other subsidiaries.

Total general and administrative expenses for the second quarter of 2014 increased by 4.7% to $8.7 million compared with $8.3 million for the prior year period.

Six Months 2014 Financial Highlights

Total contract revenue for the six months ended June 27, 2014 increased 18.6% to $49.7 million from $41.9 million for the six months ended June 28, 2013. The increase was due primarily to a $6.1 million increase in contract revenue for the Energy Efficiency Services segment due to an increase in the direct installation of energy efficiency measures from the energy efficiency audits in New York and California. Contract revenue for the Engineering Services segment increased by $1.5 million to $18.4 million as a result of greater demand for the building and safety, and construction management services of our Engineering Services segment. Contract revenue from the Public Finance Services segment was $5.2 million and was $2.0 million from the Homeland Security Services segment.

Net income for the six months ended June 27, 2014 increased by $2.1 million, to $3.2 million, or $0.43 per diluted share, from net income of $1.1 million, or $0.15 per diluted share, for the six months ended June 28, 2013.

Revenue, net of subcontractor costs, for the six months ended June 27, 2014 increased 18% to $39.7 million from $33.6 million for the six months ended June 28, 2013.

Direct costs of contract revenue were $29.5 million for the six months ended June 27, 2014, as compared to $23.5 million for the six months ended June 28, 2013.  The $6.0 million increase resulted primarily from increased demand for the energy efficiency, sustainability and renewable energy services of Willdan Energy Solutions, which generally utilizes a higher percentage of subconsultants than Willdan’s other subsidiaries and an increase in personnel costs of $1.2 million.

Adjusted EBITDA (as defined below) was $3.5 million for the six months ended June 27, 2014, compared with $1.5 million for the six months ended June 28, 2013.

Total general and administrative expenses for the six months ended June 27, 2014 decreased by 2% to $16.9 million from $17.2 million for the prior year period, due primarily to lower facilities and facility related expenses.

	Three Months Ended		Six Months Ended
In thousands (except per share data)	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Revenue	$26,970	$20,496	$49,656	$41,881

Income from operations	1,941	718	3,253	1,175
Interest income	1	2	3	5
Interest expense	(3)	(50)	(7)	(77)
Other, net	18	10	67	25
Income tax expense (benefit)	64	(8)	108	41
Net income	$1,893	$688	$3,208	$1,087

Earnings per share:
Basic	$0.26	$0.09	$0.43	$0.15
Diluted	$0.25	$0.09	$0.43	$0.15

Weighted average shares outstanding:
Basic	7,405	7,353	7,401	7,336
Diluted	7,661	7,401	7,517	7,383

Liquidity and Capital Resources

Willdan reported $12.1 million in cash and cash equivalents at June 27, 2014, as compared to $8.1 million at December 27, 2013. Willdan’s primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A., which matures on March 24, 2016. In connection with the new credit facility entered into during the first half of 2014, no cash amounts are restricted as of June 27, 2014 as compared to $5.0 million at December 27, 2013. Cash flows provided by operating activities were $4.4 million for the six months ended June 27, 2014, compared with $2.0 million for the six months ended June 28, 2013.

Outlook

Willdan is affirming its three-year financial and operational targets announced on June 20, 2014, as follows:

•                  Contract revenue growth of up to 15% per year (organic and acquisitive growth combined)

•                  Gross margin of 40% to 45%

•                  Adjusted EBITDA margin of 5% to 10%

•                  Accounts receivable days outstanding of 70 to 75

Use of Non-GAAP Financial Measures

“Revenues, net of subcontractor costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, we routinely subcontract various services. Generally, these subcontractor costs are passed through to our clients and, in accordance with GAAP and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, we segregate costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to revenues, net of subcontractor costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income plus net interest expense, income tax expense (benefit), depreciation and amortization, goodwill impairment and other non-recurring income and expense items occurring in such period. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-recurring income and expense items from its operational results, which may facilitate comparison of its results from period to period. A reconciliation of net income as reported in accordance with U.S. GAAP to Adjusted EBITDA is provided at the end of this news release.

Willdan’s definition of Revenue, net of subcontractor costs and Adjusted EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with U.S. GAAP, such as contract revenue and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 7, 2014, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-567-4387 (719-457-2085 for international callers). When prompted, ask for the “Willdan Group, Inc., Second Quarter 2014 Conference Call.” The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through August 21, 2014, by dialing 888-203-1112 (719-457-0820 for international callers).  The replay access code is 5891096.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Celebrating its 50th year of business, Willdan provides outsourced professional technical and consulting services to public agencies, public and private utilities, and commercial and industrial firms throughout the United States. Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget. The company’s service offerings span a broad set of complementary disciplines that include engineering and planning, energy efficiency and sustainability, financial and economic consulting, and national preparedness. Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients. For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to our ability to expand our service offerings and geographic reach, continue to win new contracts and locate and successfully complete acquisition opportunities. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2013. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 27, 2014	December 27, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $0 and $5,000,000 at June 27, 2014 and December 27, 2013, respectively	$12,105,000	$8,134,000
Accounts receivable, net of allowance for doubtful accounts of $532,000 and $385,000 at June 27, 2014 and December 27, 2013, respectively	12,221,000	13,167,000
Costs and estimated earnings in excess of billings on uncompleted contracts	13,023,000	9,635,000
Other receivables	449,000	212,000
Prepaid expenses and other current assets	1,239,000	2,377,000
Total current assets	39,037,000	33,525,000
Equipment and leasehold improvements, net	889,000	691,000
Other assets	646,000	333,000
Deferred income taxes, net of current portion	3,688,000	3,688,000
Total assets	$44,260,000	$38,237,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$1,419,000	$1,473,000
Accounts payable	5,085,000	3,957,000
Accrued liabilities	7,141,000	5,808,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,670,000	2,247,000
Current portion of notes payable	115,000	517,000
Current portion of capital lease obligations	180,000	129,000
Current portion of deferred income taxes	3,688,000	3,688,000
Total current liabilities	20,298,000	17,819,000

Capital lease obligations, less current portion	292,000	85,000
Deferred lease obligations	44,000	120,000
Total liabilities	20,634,000	18,024,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized: 7,461,000 and 7,375,000 shares issued and outstanding at June 27, 2014 and December 27, 2013, respectively	74,000	74,000
Additional paid-in capital	34,859,000	34,654,000
Accumulated deficit	(11,307,000)	(14,515,000)
Total stockholders’ equity	23,626,000	20,213,000
Total liabilities and stockholders’ equity	$44,260,000	$38,237,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013

Contract revenue	$26,970,000	$20,496,000	$49,656,000	$41,881,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	7,003,000	6,129,000	13,205,000	11,972,000
Subconsultant services and other direct costs	9,296,000	5,309,000	16,292,000	11,500,000
Total direct costs of contract revenue	16,299,000	11,438,000	29,497,000	23,472,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	5,014,000	4,948,000	9,932,000	10,486,000
Facilities and facilities related	1,125,000	1,149,000	2,187,000	2,337,000
Stock-based compensation	52,000	38,000	93,000	88,000
Depreciation and amortization	102,000	127,000	205,000	276,000
Lease abandonment, net	—	—	—	13,000
Other	2,437,000	2,078,000	4,489,000	4,034,000
Total general and administrative expenses	8,730,000	8,340,000	16,906,000	17,234,000
Income from operations	1,941,000	718,000	3,253,000	1,175,000

Other income (expense), net:
Interest income	1,000	2,000	3,000	5,000
Interest expense	(3,000)	(50,000)	(7,000)	(77,000)
Other, net	18,000	10,000	67,000	25,000
Total other income (expense), net	16,000	(38,000)	63,000	(47,000)
Income before income taxes	1,957,000	680,000	3,316,000	1,128,000

Income tax expense (benefit)	64,000	(8,000)	108,000	41,000
Net income	$1,893,000	$688,000	$3,208,000	$1,087,000

Earnings per share:
Basic	$0.26	$0.09	$0.43	$0.15
Diluted	$0.25	$0.09	$0.43	$0.15

Weighted-average shares outstanding:
Basic	7,405,000	7,353,000	7,401,000	7,336,000
Diluted	7,661,000	7,401,000	7,517,000	7,383,000

WILLDAN GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 27, 2014	June 28, 2013
Cash flows from operating activities:
Net income	$3,208,000	$1,087,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205,000	310,000
Lease abandonment expense, net	—	13,000
Loss (gain) on sale of equipment	2,000	(6,000)
Provision for doubtful accounts	191,000	162,000
Stock-based compensation	93,000	88,000
Changes in operating assets and liabilities:
Accounts receivable	755,000	4,282,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(3,388,000)	(381,000)
Other receivables	(237,000)	27,000
Prepaid expenses and other current assets	1,138,000	560,000
Other assets	(313,000)	9,000
Accounts payable	1,128,000	(3,543,000)
Changes in excess of outstanding checks over bank balance	(54,000)	(370,000)
Accrued liabilities	1,333,000	(196,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	423,000	140,000
Deferred lease obligations	(76,000)	(150,000)
Net cash provided by operating activities	4,408,000	2,032,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(330,000)	(86,000)
Proceeds from sale of equipment	—	11,000
Net cash used in investing activities	(330,000)	(75,000)

Cash flows from financing activities:
Payments on notes payable	(402,000)	(459,000)
Borrowings under line of credit	—	266,000
Repayments on line of credit	—	(3,266,000)
Principal payments on capital lease obligations	183,000	(66,000)
Proceeds from stock option exercise	84,000	—
Proceeds from sales of common stock under employee stock purchase plan	28,000	37,000
Net cash used in financing activities	(107,000)	(3,488,000)
Net increase (decrease) in cash and cash equivalents	3,971,000	(1,531,000)
Cash and cash equivalents at beginning of the period	8,134,000	10,006,000
Cash and cash equivalents at end of the period	$12,105,000	$8,475,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$7,000	$81,000
Income taxes	20,000	155,000

Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital lease obligations	$334,000	$7,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Costs”

	Three Months Ended				Six Months Ended
	June 27,	June 28,	Change		June 27,	June 28,	Change
In thousands	2014	2013	$	%	2014	2013	$	%
Contract revenue	$26,970,000	$20,496,000	6,474,000	32	$49,656,000	$41,881,000	7,775,000	19
Subcontractor costs	5,783,000	3,438,000	2,345,000	68	9,977,000	8,243,000	1,734,000	21

Revenue, net of subcontractor costs	21,187,000	17,058,000	4,129,000	24	39,679,000	33,638,000	6,041,000	18

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

The following is a reconciliation of net income to Adjusted EBITDA:

	Six Months Ended
In thousands	June 27, 2014	June 28, 2013
Net income	$3,208	$1,087
Interest income	3	(5)
Interest expense	(7)	77
Income tax expense	108	41
Lease abandonment, net	—	13
Depreciation and amortization	205	310
Loss (gain) on sale of assets	(2)	(6)
Adjusted EBITDA	$3,515	$1,517

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

Or

Investor/Media Contact
Financial Profiles, Inc.
Tel: 310-478-2700
Moira Conlon: mconlon@finprofiles.com
Jody Cain: jcain@finprofiles.com